[EXECUTION COPY]








               AMENDMENT AND RESTATEMENT OF
                  ARTICLES IV, V AND VI
                 OF THE OVERRIDE AGREEMENT
                            and
               AMENDMENT AND RESTATEMENT OF
                  APPENDIX A, DEFINITIONS

               dated as of February 15, 1996



                       by and among


                     DRAVO CORPORATION
                    DRAVO LIME COMPANY
            DRAVO BASIC MATERIALS COMPANY, INC.

                    FIRST ALABAMA BANK

              PNC BANK, NATIONAL ASSOCIATION

                 BANK OF AMERICA ILLINOIS

        THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

               AMENDMENT AND RESTATEMENT


          THIS AMENDMENT AND RESTATEMENT, dated as of February 15, 1996 is entered into by and among FIRST ALABAMA BANK ("FAB"), PNC BANK, NATIONAL ASSOCIATION (f/k/a Pittsburgh National Bank) ("PNC"), BANK OF AMERICA ILLINOIS ("BAI"), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential"); FAB, PNC, BAI and Prudential herein collectively referred to as "Lenders" and each a "Lender") and DRAVO CORPORATION, a Pennsylvania corporation ("Dravo"), DRAVO LIME COMPANY, a Delaware corporation ("Lime") and DRAVO BASIC MATERIALS COMPANY, INC., an Alabama corporation ("Basic"; Lime and Basic are sometimes hereinafter collectively referred to as the "Companies").


                 PRELIMINARY STATEMENTS

          (1) The Companies, Dravo and the Lenders have entered into an Override Agreement, dated as of January 21, 1992, as amended by the First Amendment to Override Agreement, dated March 10, 1993, the Second Amendment to Override Agreement, dated as of March 7, 1994, the Amendment Agreement, dated as of August 1, 1994, the Amendment Agreement, dated as of January 3, 1995 and the Amendment Agreement dated as of December 31, 1995 (as so amended and amended, modified or supplemented from time to time, the "Override Agreement"). In addition, the Companies, the Agent and the Lenders have entered into an Amended and Restated Revolving Credit Agreement, dated as of January 21, 1992, as amended by the First Amendment to Amended and Restated Revolving Credit Agreement, dated as of March 7, 1994, by the Amendment Agreement dated as of August 1, 1994, the Amendment Agreement dated as of January 3, 1995 and the Amendment Agreement dated as of December 31, 1995 (as so amended and amended, modified or supplemented from time to time, the "Revolving Credit Agreement"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Override Agreement, as amended hereby.

          (2) The parties hereto desire to amend and restate Articles IV, V and VI of the Override Agreement and Appendix A.

          In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree to amend and restate Articles IV, V and VI of the Override Agreement as follows and Appendix A as attached hereto.


                       ARTICLE I

               AMENDMENT AND RESTATEMENT

          SECTION 1.01.  Amendment and Restatement of Articles IV, V and
     VI. Each of the following Articles IV, V and VI of the Override Agreement shall be amended and restated in full as follows:


                       ARTICLE IV
             UNIFORM AFFIRMATIVE COVENANTS

          SECTION 4.01. Dravo Parties Affirmative Covenants. So long as a Lender shall hold any Note or Notes or any Secured Obligation remains outstanding, the Dravo Parties shall comply with the following:

               (a) Financial Statements. Each of the Dravo Parties will deliver in triplicate to each Lender (or any other holder of any Note or Notes) so long as such Lender (or holder) shall hold any Note or Notes:

                    (i)  as soon as practicable and in any event
                    within 45 days after the end of each quarterly period in each fiscal year, consolidating and consolidated statements of income and cash flows, of such corporation and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and consolidated balance sheet of such corporation and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of such corporation, subject to changes resulting from normal year-end adjustments;

                    (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows and a consolidated statement of stockholders' equity of such corporation and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of such corporation and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to each of the Lenders and, as to the consolidated statements, reported on by independent public accountants of recognized national standing selected by such Dravo Party whose report shall be without limitation as to the scope of the audit and satisfactory in substance to the Majority Lenders and, as to the consolidating statements, certified by an authorized financial officer of such Dravo Party;

                    (iii)     promptly upon transmission thereof,
                    copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

                    (iv) as soon as is practicable and in any event prior to the end of each fiscal year, a projected income statement, balance sheet and cash flow statement for each of the Dravo Parties for the ensuing fiscal year, setting forth in each case figures on an annual basis in reasonable detail and certified by an authorized financial officer of each such corporation;

                    (v) promptly upon receipt thereof, a copy of each other report submitted to such corporation or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of such corporation or any Subsidiary;

                    (vi) upon the request of a holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as Dravo is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this clause (vi), the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act;

                    (vii) with reasonable promptness, such other financial data as any Lender may reasonably request; and

                    (viii)     a report, delivered not less
                    frequently than once during each period of four consecutive months, of the General Counsel of Dravo that describes and evaluates all pending litigation against any Dravo Party where the amount of potential loss could exceed $5,000,000. Each such report should include a brief description of the events that have occurred in such litigation since the date of the last report, including, without limitation, the occurrence and/or outcome of any motions for summary judgment, discovery motions, substantive discovery responses, or motions for final adjudication. In addition, at the request of any Lender, each Dravo Party shall, at its expense, provide each Lender, and its outside counsel, an opportunity to receive copies of all documentation received or prepared in connection with any such litigation, and to discuss the status thereof with the General Counsel of Dravo and the outside counsel of any such Dravo Party handling such matter. Notwithstanding the foregoing, at no time shall any Dravo Party or its counsel be required to make any disclosure or provide any access to information pursuant to this paragraph which would result in the loss to such Dravo Party of any privilege against disclosure generally recognized under law.

          Together with each delivery of financial statements required by clauses (i) and (ii) above, each of the Dravo Parties will deliver to each Lender (addressed to it) a Compliance Certificate, in the form of Exhibit O hereto, demonstrating (with computations in reasonable detail except to the extent specifically set forth in such financial statements) compliance by the Dravo Parties with
     Section 4.02(b), 5.01(a), (b), (c)(i), (c)(ii) and (d), and stating that there exists no Default or Event of Default, or, if any such Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action such corporation proposes to take with respect thereto.

          Together with each delivery of financial statements required by clause (ii) above, each of the Dravo Parties will deliver to each Lender a certificate of said accountants stating that, in making the audit necessary to the certification of such financial statements they have obtained no knowledge of any Default or Event of Default, or, if any such Default or Event of Default exists, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. Each Lender is hereby authorized to deliver a copy of any financial statement delivered to such Lender pursuant to this Section 4.01(a) to any regulatory body having jurisdiction over such Lender.

          Each of the Dravo Parties also covenants that forthwith upon the chief executive officer, principal financial officer or principal accounting officer of such Dravo Party obtaining knowledge of:

               (i)  a Default or an Event of Default;

               (ii) a material adverse change in the financial condition, business or operations of such Dravo Party and its Subsidiaries, taken as a whole;

               (iii) the institution of legal proceedings against such Dravo Party and/or any Subsidiary, which has a reasonable possibility of materially adversely affecting the financial condition, business or operations of such Dravo Party and its Subsidiaries, taken as a whole or which in any manner draws into question the validity of or has a reasonable possibility of impairing the ability of such Dravo Party to perform its obligations under this Agreement or any of the other Operative Documents to which it is a party;

               (iv) the occurrence of any default under any agreement or note evidencing borrowed money;

               (v) the occurrence of any other event that reasonably could impair the ability of such Dravo Party to meet its obligations hereunder or under any other Operative Document; or

               (vi) any (A) Environmental Liabilities, (B) pending, threatened or anticipated Environmental Proceedings, (C) Environmental Notices, (D) Environmental Judgments and Orders, or (E) Environmental Releases at, on, in, under or in any way materially affecting the Properties;

     such Dravo Party will deliver to the Lenders an Officer's
     Certificate specifying the nature and period of existence thereof and what action such Dravo Party has taken, is taking or proposes to take with respect thereto.

          (b) Inspection of Property. Each of the Dravo Parties covenants that, so long as a Lender shall hold any Note or Notes, any of them will permit any person designated by such Lender in writing, at the expense of such Dravo Party, to visit and inspect any of the properties of any such Dravo Party and its Subsidiaries, to examine the corporate books and financial records of any such Dravo Party and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any such corporation with the principal officers and independent public accountants of such corporation, all at such reasonable times and upon such reasonable notice and as often as such Lender may reasonably request.

          (c) Secure Notes Equally. Each of the Dravo Parties covenants that, if any of the Dravo Parties creates or assumes any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of
     Section 5.03(a)(i) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 8.02), it will make or cause to be made effective provisions whereby the Notes then outstanding will be further secured by such Lien equally and ratably with any and all other debt thereby secured as long as such other debt shall be so secured.

          (d) Guaranteed Obligations. Each of the Dravo Parties covenants that if, at any time after the date hereof, it or any of its Subsidiaries incurs or permits to exist any Debt or other obligation guaranteed or collateralized in any other manner by any Person, it will simultaneously cause such Person to execute and deliver to each holder of any Note a guaranty agreement in form and substance satisfactory to such holder guaranteeing payment of the principal amount of the Notes and any premium and interest thereon, which bears the same ratio to the total unpaid principal amount of the Notes as the amount of such other obligation which is guaranteed bears to the total unpaid principal amount of such other obligation, or if such other obligation is collateralized, to collateralize the Notes equally and ratably with such other obligation.

          (e) Maintenance of Insurance. Each of the Dravo Parties will maintain, and will cause each of its Subsidiaries to maintain, with responsible insurers, insurance with respect to its properties and business against such casualties and contingencies (including public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses, and, if requested in writing by a Lender, together with each delivery of financial statements under clause (ii) of Section 4.01(a) each of the Dravo Parties will deliver an Officer's Certificate specifying the details of such insurance in effect.

          (f) Taxes. Neither Dravo nor either of the Companies nor any Subsidiary thereof will file, or cause to be filed, any federal income tax return inconsistent with the representation contained in
     Section 7.01(e).

          (g) Maintenance of Corporate Existence/Compliance with Law/Preservation of Property. Except as allowed under Section 5.03(a)(iii) or 5.03(a)(iv), each of the Dravo Parties covenants that it and each Subsidiary (other than Discontinued Subsidiaries) will do or cause to be done all things necessary to preserve, renew and keep in full force and effect the corporate existence of such Dravo Party and its Subsidiaries (other than Discontinued Subsidiaries) and comply in all material respects with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and its Subsidiaries (other than Discontinued Subsidiaries), the failure with which to comply would have a reasonable possibility of materially adversely affecting the business, operations or financial condition of such Dravo Party and its Subsidiaries (other than Discontinued Subsidiaries), taken as a whole; at all times maintain, preserve and protect all material intellectual property of such Dravo Party and its Subsidiaries (other than Discontinued Subsidiaries), and preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition.

          (h) Compliance with Environmental Laws. Each of the Dravo Parties will, and will cause each of its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Requirements including, without limitation, the emission of wastewater effluent, solid and hazardous waste and air pollution, and establishing general environmental conditions, together with any other applicable requirements for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and diligently comply with the regulations (except to the extent such regulations are waived by appropriate governmental authorities) of the Environmental Protection Agency or other relevant federal, state or local governmental authority, except where the failure to do so would not have a reasonable possibility of materially adversely affecting the business, operations or financial condition of such Dravo Party and its Subsidiaries, taken as a whole.

          (i) Appraisals. From time to time, a Lender or Lenders may commission or obtain an appraisal of the property covered by the Lime Mortgages by an appraiser satisfactory to such Lender or Lenders and in compliance with the standards of the Member Appraisal Institute and may commission or obtain such other valuations as a Lender or Lenders may reasonably require from time to time.

          (j) Additional Mortgage Conveyances. Upon the acquisition by any Dravo Party of any additional properties located adjacent to, or used or usable in connection with the operations of the Dravo Parties on, the property covered by the Lime Mortgages or the commencement of any such operations thereon by the Dravo Parties, then, upon the request of a Lender or Lenders, the Dravo Parties shall convey or cause to be conveyed duly authorized, executed and delivered mortgages on such properties (or, at the option of Lenders, modifications to the existing mortgages) in order to cause such additional properties to be subjected to the lien and encumbrance of the applicable Lime Mortgages. In connection with any such conveyance, the Dravo Parties shall also deliver the items described in Section 3.01(e), "Real Estate Documents", hereof with respect to such additional property and the mortgage conveyance of such additional property.

          (k) Consents. The Dravo Parties will obtain on or prior to March 31, 1996 the consent of (1) Ohio Power Company to the assignment by Dravo Black River Limited Partnership to Lime of the Lime Supply Agreement dated June 21, 1993 between Lime and Ohio Power Company and (2) Svedala Industries, Inc. to the assignment by Dravo Black River Limited Partnership to Lime of the Agreement, dated as of August 27, 1993, as amended, by and between Svedala Industries, Inc., through its Kennedy Van Saun division, and Lime.

          SECTION 4.02 Dravo Additional Covenants. So long as a Lender shall hold any Note or Notes or any Secured Obligation remains outstanding, Dravo shall comply with the following.

          (a) Ancillary Reports. Dravo shall deliver to each Lender the following reports in triplicate:

               (i) a monthly balance sheet, income statement and cash flow statement for Dravo and its Subsidiaries prepared by Dravo, within thirty days after the close of each calendar month; provided, however, that delivery of the Directors Report shall be deemed to satisfy the requirements of this clause; and

               (ii) for each of Dravo's fiscal quarters commencing with the fiscal quarter ending March 31, 1996, a report listing all letters of credit then issued and outstanding on behalf of Dravo and its Subsidiaries, as well as the amount of and issuing institution for each such letter of credit, within thirty days after the close of each such quarter.

          (b) Fixed Charge Test. Dravo shall cause the Fixed Charge Coverage Ratio of Dravo and its Subsidiaries as at the end of each of Dravo's fiscal quarters to equal or exceed 1.25 from the Effective Date to and including December 31, 1996 and 1.5 thereafter.

          (c) Mandatory Payments of Note Receivable. Dravo shall make the repayments required under the Note Receivable.


                       ARTICLE V
               UNIFORM NEGATIVE COVENANTS

          SECTION 5.01. Dravo Negative Covenants. So long as a Lender shall hold any Note or Notes or any Secured Obligation remains outstanding, Dravo shall comply with each of the following.

          (a) Net Worth Requirements. Dravo will not permit its Consolidated Net Worth at any time to be less than $90,784,000 (the "Base Amount") as of the Effective Date hereof and as of each quarter ending thereafter to be less than a sum equal to the Base Amount plus 50% of Consolidated Net Earnings available to common shareholders (to the extent this is a positive number) for each quarter ending after the Effective Date.

          (b) Dividend Restrictions. Dravo shall not: (x) pay or declare any dividend on any class of its stock or make any other distribution on account of any class of its stock (referred to herein collectively as "Dividends") or (y) make, directly or indirectly (including by a Subsidiary of Dravo), any Excess Redemption (all Dividends and Excess Redemptions collectively referred to herein as "Dravo Restricted Payments") if such Dravo Restricted Payments, taken together with all other Dravo Restricted Payments made on or after September 30, 1995, would exceed 25% of Consolidated Net Earnings from Continuing Operations after
     September 30, 1995. There shall not be included in Dravo Restricted Payments (x) Dividends paid, or distributions made, in stock of Dravo; or (y) exchanges of stock of one or more classes of Dravo for common stock of Dravo or for stock of Dravo of the same class, except to the extent that cash or other value is involved in such exchange; or (z) the payment of regularly scheduled dividends on the Shares or the Preferred Stock Series B originally issued to the Mechling estate ("Mechling Shares"). The term "stock" as used in this Section 5.01(b) shall include warrants or options to purchase stock. Notwithstanding the foregoing, Dravo shall not make a Dravo Restricted Payment if a Default or Event of Default has occurred or would occur as a result of such Dravo Restricted Payment. As used herein, the term "Excess Redemption" means any redemption, purchase or other acquisition of any shares of the capital stock of Dravo in an amount exceeding the cash proceeds received by Dravo in connection with any issuance or sale of any capital stock (including without limitation any preferred stock) of Dravo in an amount exceeding cash proceeds received by Dravo (net of all reasonable costs and expenses incurred by Dravo in connection with such issuance of capital stock) occurring after September 30, 1995.

          (c) Debt. Dravo shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist;

               (i)  any Debt in excess of 50% of Dravo Consolidated
               Net Tangible Assets from the Effective Date hereof to and including December 31, 1996 and 45% of Dravo Consolidated Net Tangible Assets thereafter; or

               (ii) any Debt so that the ratio of Debt to EBDIAT would exceed 3.25 to 1.0 from the Effective Date hereof to and including December 31, 1996 and 3.0 to 1.0 thereafter.

          (d) Secured Debt. Dravo shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist at any time the aggregate of (i) any secured Debt (other than the Secured Obligations) plus (ii) an amount equal to the greater of the fair market value or acquisition cost of any additional real estate (plus improvements) acquired by a Person (other than a Dravo Party) for the benefit of any Dravo Party or any affiliate thereof located adjacent to, or used or usable in connection with the operations of the Dravo Parties on, the property covered by the Lime Mortgages, in excess of 7% of Dravo Consolidated Net Tangible Assets.

          SECTION 5.02. Companies Negative Covenants. So long as a Lender shall hold any Note or Notes or any Secured Obligation remains outstanding, neither of the Companies shall make any payment to Dravo with respect to or on account of the Dravo affiliated group's consolidated federal income tax liability ("Dravo Consolidated Tax Liability") in excess of the amount of such tax liability that would have been apportioned to such Company had
     Section 1552(a)(1) of the Code and Treasury Regulation 31.155201(a)(1) been used to determine each such Company's tax liability. In addition, no payment shall be made by any Other Subsidiary or any Subsidiary of the Companies to Dravo with respect to or on account of the Dravo Consolidated Tax Liability. No intercompany account or indebtedness owing from the Companies or their Subsidiaries shall be created in connection with any tax sharing agreement or arrangement with respect to or on account of the Dravo Consolidated Tax Liability and any such intercompany account or indebtedness that may have been created prior to the date hereof shall be, and hereby is, contributed to the capital of the Companies and each such Company is thereby released from any further liability arising in connection with such intercompany account or indebtedness.

          SECTION 5.03. Dravo Parties Negative Covenants. So long as a Lender shall hold any Note or Notes or any Secured Obligation remains outstanding, each of the Dravo Parties shall comply with each of the following:

               (a) Liens and Other Restrictions. None of the Dravo Parties will, nor will any of them permit any Subsidiary to:

                    (i) Liens. Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of Section 4.01(c)), except

                         (A)  Liens for taxes not yet due or that
                         (a) are being actively contested in good faith by appropriate proceedings diligently contesting such obligations, and (b) would not have a material and adverse effect on the business, conditions, operations or prospects of such corporation in the event that the underlying obligations for such Liens were not paid,

                         (B)  other Liens incidental to the conduct
                         of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

                         (C)  Liens on property or assets of a
                         Subsidiary to secure its obligations to the Dravo Party (other than Dravo) of which it is a Subsidiary or another Subsidiary of such Dravo Party (other than Dravo),

                         (D)  any Lien existing on any property of
                         any corporation at the time it becomes a Subsidiary of such Dravo Party, or existing prior to the time of acquisition upon any property acquired by such Dravo Party or any Subsidiary of such Dravo Party through purchase, merger or consolidation or otherwise, whether or not assumed by such Dravo Party or such Subsidiary, or placed upon property at the time of acquisition by such Dravo Party or any Subsidiary of such property to secure all or a portion of (or to secure Debt incurred to pay all or a portion of) the purchase price thereof, provided that (a) any such Lien shall not encumber any other property of such Dravo Party or such Subsidiary, and (b) the amount secured by each such Lien shall not exceed, at the time such corporation becomes a Subsidiary of such Dravo Party or at the time of acquisition of such property by such Dravo Party or a Subsidiary of such Dravo Party or at the time of any renewal, extension or refunding of such Lien, 75% of the lower of either the cost or market value of the property being acquired,

                         (E)  any liens securing Debt of such Dravo
                         Party or a Subsidiary of such Dravo Party incurred in connection with an industrial revenue bond or pollution control revenue bond financing of the facilities or equipment to be occupied or operated by such Dravo Party or such Subsidiary,

                         (F)  any Lien renewing, extending or
                         refunding any Lien permitted by clauses (D) and
                         (E) of this Section 5.03(a)(i), provided that the amount secured shall not be increased, and the Lien shall not be extended to other property,

                         (G)  Liens created or permitted by any
                         Operative Document entered into in connection with this Agreement , and

                         (H)  Liens set forth in Schedule
                         5.03(a)(i) hereto;

                    (ii) Loans, Advances, Investments and Contingent Liabilities. Make or permit to remain outstanding any loan or advance to, or Guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that such Dravo Party or any Subsidiary of such Dravo Party may

                         (A)  own, purchase or acquire stock,
                         obligations or securities of a Subsidiary of such Dravo Party or of a corporation which immediately after such purchase or acquisition will be a Subsidiary of such Dravo Party,

                         (B)  acquire and own stock, obligations or
                         securities received in settlement of debts
                         (created in the ordinary course of business) owing to such Dravo Party or any Subsidiary of such Dravo Party,

                         (C)  own, purchase or acquire prime
                         commercial paper and certificates of deposit in United States commercial banks (having capital surplus in excess of $100,000,000), in each case due within one year from the date of purchase and payable in the United States in Dollars, obligations of the United States Government or any agency thereof, and obligations guaranteed by the United States Government, and repurchase agreements of such banks for terms of less than one year in respect to the foregoing certificates and obligations,

                         (D)  endorse negotiable instruments for
                         collection in the ordinary course of business,

                         (E)  guarantee Debt of a Subsidiary of
                         such Dravo Party which is permitted by Section
                         5.01(d),

                         (F)  make or permit to remain outstanding
                         travel and other like advances to officers and employees in the ordinary course of business,

                         (G)  make or permit to remain outstanding
                         loans or advances to, or Guarantee, endorse or otherwise be or become contingently liable in connection with the obligations, stock or dividends of, or own, purchase or acquire stock, obligations or securities of, any other Person, provided that the aggregate principal amount of such loans and advances, excluding the aggregate amount of all loans made pursuant to clause (H) of this Section 5.03(a)(ii), plus the aggregate amount of such contingent liabilities, plus (without duplication) the aggregate amount of liabilities permitted by clauses (A) and (E) of
                         Section 5.03(a)(viii), plus the aggregate amount of the investment (at original cost) in such stock, obligations and securities shall not exceed $5,000,000 for the Dravo Parties and their Subsidiaries on a combined basis (excluding from such amount those letters of credit for which the Dravo Parties are liable on the Closing Date as set forth in Schedule 5.03(a)(ii)(G) hereto as well as any term obligation or obligations into which such letters of credit may be converted) at any time outstanding, and further provided that no Subsidiary of such Dravo Party shall make any loan or advance to, or acquire any stock, obligations or securities of, such Dravo Party,

                         (H)  with respect to the Companies, make
                         loans to Dravo from time to time to the extent permitted under Section 5.02(a)(iv) hereof; provided, however, that notwithstanding anything to the contrary provided in this Section, all such loans made by the Companies, and Dravo's obligations to the Companies resulting from such loans, shall be evidenced at all times by a note or notes which (i) shall be in form and substance satisfactory to the Majority Lenders, and
                         (ii) shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Companies Pledge Agreement,

                         (I)  allow to exist loans, guarantees,
                         investments or contingent liabilities outstanding on the Closing Date and set forth on Schedule 5.03(a)(ii)(I);

                    (iii)      Sale of Stock and Debt of Subsidiaries.
                    Sell or otherwise dispose of, or part with control of, any shares of stock or Debt of any Subsidiary of such Dravo Party, except to such Dravo Party or another Subsidiary of such Dravo Party, and except that all shares of stock and Debt of any Subsidiary of such Dravo Party at the time owned by or owed to such Dravo Party and its Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of such Dravo Party) at the time of sale of the shares of stock and Debt so sold, provided that the assets of such Subsidiary do not constitute more than 10% of the consolidated assets of Dravo and all of its Subsidiaries and that the earnings of such Subsidiary shall not have contributed more than 10% of the Consolidated Net Earnings of Dravo and its Subsidiaries for any of the three fiscal years then most recently ended, and further provided that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Debt of any other Subsidiary of such Dravo Party (unless all of the shares of stock and Debt of such other Subsidiary owned, directly or indirectly, by such Dravo Party and all of its Subsidiaries are simultaneously being sold in a transaction permitted by this Section 5.03(a)(iii)); provided, however, that the foregoing provisions of this Section 5.03(a)(iii) shall not apply to any Discontinued Subsidiary.

                    (iv) Merger and Sale of Assets. Merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of assets constituting more than 10% of the consolidated assets of the Dravo Parties and their Subsidiaries on a combined basis, or assets which shall have contributed more than 10% of the Dravo Consolidated Net Earnings for any of the three fiscal years then most recently ended, to any Person, except that so long as no Default or Event of Default shall have occurred and be continuing;

                         (A)  any Subsidiary of Basic or Lime may
                         merge with that Company of which it is a Subsidiary (provided that such Company shall be the continuing or surviving corporation) or with any one or more other Subsidiaries of such Company,

                         (B)  any Subsidiary of Basic or Lime may
                         sell, lease, transfer or otherwise dispose of any of its assets to that Company of which it is a Subsidiary or another Subsidiary of such Company,

                         (C)  any Subsidiary may sell or otherwise
                         dispose of all or substantially all of its assets to any Person other than Dravo subject to the conditions specified in Section 5.03(a)(iii) with respect to a sale of the stock of such Subsidiary, and

                         (D)  a Dravo Party may merge or
                         consolidate with any other corporation, provided that (i) such Dravo Party shall be the continuing or surviving corporation or the continuing or surviving corporation shall assume all obligations of such Dravo Party under the Operative Documents (pursuant to documents acceptable to the Lenders) and, in any case, the merged or consolidated corporation is at the time of such merger or consolidation in a line of business related to that of such Dravo Party or any Subsidiary thereof, and (ii) such corporation as the continuing or surviving corporation shall not, immediately after such merger or consolidation, be in default under this Agreement or the other Operative Documents, including all covenants herein and therein contained;

                    (v)       Sale and Lease-Back.  Enter into or
                    permit to remain in effect any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by a Dravo Party or any Subsidiary thereof of real or personal property which has been or is to be sold or transferred by such Dravo Party or any Subsidiary thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of such Company or any Subsidiary thereof;

                    (vi)      Sale or Discount of Receivables.  Sell
                    with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable except for those notes or accounts receivable which have been past due for 90 days or more and transferred in the ordinary course for collection purposes;

                    (vii) Certain Contracts. Enter into or be a party to

                         (A)  any contract providing for the making
                         of loans, advances or capital contributions to any Person other than a Subsidiary of such Dravo Party (except where the obligation is limited to a fixed maximum amount which is within the limitations of clause (H) of Section 5.03(a)(ii), or the obligation is one incurred in connection with the making of any loan or loans pursuant to clause (I) of Section 5.03(a)(ii)), or for the purchase of any property from any Person, in each case in order to enable such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses, or

                         (B)  any contract for the purchase of
                         materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, or

                         (C)  any contract to rent or lease (as
                         lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor, or

                         (D)  any contract for the sale or use of
                         materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person, or

                         (E)  any other contract which, in economic
                         effect, is substantially equivalent to a Guarantee, except as permitted by clause (D) of
                         Section 5.03(a)(ii) or where the obligation is limited to a fixed maximum amount which is within the limitations of clause (H) of Section
                         5.03(a)(ii);

                    (viii)    Transactions With Stockholders.
                    Directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Affiliate, or (ii) any Substantial Stockholder, provided that (a) such acts and transactions prohibited by this Section 5.03(a)(viii)) may be performed or engaged in if made upon terms not less favorable to a Company than if no such relationship described in clauses (i) and (ii) above existed, (b) a Company may sell to, or purchase (within the limitations of Section 5.03(b)) from any such Person shares of such Company stock, and (c) such Company may pay management fees (within the limitations of Section 5.03(b)) to any such Person;

               (b)  Issuance of Stock.  Neither of the Companies
               (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) will issue, sell or otherwise dispose of any shares of any class of its stock, except to Dravo or the other Company, and Dravo and the Companies will at all such times own l00% of the issued and outstanding stock of all classes of each of the Companies, and neither of the Companies will permit any of its Subsidiaries (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or otherwise dispose of any shares of any class of its stock except to such Company or another Subsidiary of such Company.

               (c) Environmental Matters. Each of the Dravo Parties covenants that it will not, and will not permit any Third Party to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of, released or managed in the ordinary course of business in compliance in all material respects with all applicable Environmental Requirements and except for Hazardous Materials released in amounts which do not require investigation or remediation pursuant to applicable Environmental Requirements.

               (d) Liabilities of DNRC. Each of the Dravo Parties covenants that it will not allow DNRC to incur liabilities for any purpose other than as set forth in Section 1 of the DNRC Agency Agreement or allow any Person other than DNRC to perform the duties set forth in Section 1 of the DNRC Agency Agreement or amend the DNRC Agency Agreement without the prior written consent of the Lenders.


                       ARTICLE VI
               UNIFORM EVENTS OF DEFAULT

          SECTION 6.01. Uniform Events of Default. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

               (a) either of the Companies defaults in the payment of any principal of any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

               (b) either of the Companies defaults in the payment of any interest or premium, if any, on any Note or any other amount due under any Operative Document for more than 10 days after the date due; or

               (c) any of the Dravo Parties or any Subsidiary of any of the Dravo Parties defaults in payment of principal of or interest on any other obligation for money borrowed of $100,000 or more, including, without limitation, on any obligation arising under the Convertible Notes (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or defaults in the performance or observance of any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other default under any such agreement shall occur and be continuing) and the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be defeased or repurchased by a Dravo Party or any Subsidiary) prior to its stated maturity; or

               (d) any representation or warranty made by any of the Dravo Parties herein or in any other Operative Document or in connection with this Agreement or any other Operative Document shall be false in any material respect on the date as of which made; or

               (e) any Dravo Party defaults in the performance or observance of any of the covenants contained in Section 4.01(c), 4.01(d), 4.02(b) or Article V; or

               (f) any Dravo Party defaults in the performance or observance of any other agreement, term or condition contained herein, and such default shall not have been remedied within 30 days after any officer of such Dravo Party obtains actual knowledge thereof; or

               (g) any of the Dravo Parties or any Subsidiary thereof makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

               (h) any order, judgment or decree is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law whether now or hereafter in effect (herein called the "Bankruptcy Law") of any jurisdiction adjudicating any of the Dravo Parties or any Subsidiary thereof bankrupt or insolvent or that is an order for relief; or

               (i) any of the Dravo Parties or any Subsidiary thereof petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official, of such Dravo Party or any Subsidiary thereof, or of any substantial part of the assets of such Dravo Party or any Subsidiary thereof, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation or dissolution of a Subsidiary of such Dravo Party) relating to such Dravo Party or any Subsidiary thereof under the Bankruptcy Law of any other jurisdiction, whether now or hereafter in effect, or shall take any corporate action in furtherance of any of the foregoing; or

               (j) any such petition or application is filed, or any such proceedings are commenced, against any of the Dravo Parties or any Subsidiary thereof or any of the Dravo Parties or any Subsidiary thereof by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the Bankruptcy Law of the United States, as now or hereafter constituted, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

               (k) any order, judgment or decree is entered in any proceedings against any of the Dravo Parties decreeing the dissolution of any of the Dravo Parties and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

               (l) any order, judgment or decree is entered in any proceedings against any of the Dravo Parties or any Subsidiary thereof decreeing a split-up of such Dravo Party or such Subsidiary which requires the divestiture of 10%, or the divestiture of the stock of a Subsidiary whose assets constitute 10% of the consolidated assets of Dravo and its Subsidiaries determined in accordance with GAAP or which requires the divestiture of assets, or stock of a Subsidiary of such Dravo Party, which shall have contributed l0% of the Consolidated Net Earnings of Dravo and its Subsidiaries determined in accordance with GAAP for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

               (m) a judgment in an amount in excess of $5,000,000 is rendered against any of the Dravo Parties or any Subsidiary thereof and within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

               (n) any of the Dravo Parties shall fail to comply with the terms of any of the Operative Documents or any Hedging Arrangement to which it is a party beyond applicable grace periods, if any, specified in such Operative Documents or any such Hedging Arrangement; or

               (o) at any time, the aggregate commitment for advances (excluding any sublimit or commitment for the issuance of letters of credit) under all revolving credit facilities of the Companies having a revolving term with an expiration date later than six calendar months after such time shall be less than $40,000,000; or

               (p) the DNRC Agency Agreement shall cease to be in full force and effect or DNRC shall fail to comply with the DNRC Agency Agreement;

     then (i) if such event is an Event of Default specified in clause
     (g), (h), (i), or (j) of this Section 6.01, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Companies, and (ii) if such event is an Event of Default specified in clause (a) or (b) of this Section 6.01, any holder of any Note may at its option during the continuance of such Event of Default, by notice in writing to the Companies, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Premium, if any, with respect to each such Term Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by each of the Companies and (iii) if such event is any other Event of Default, the Requisite Lenders may, at their option, by notice in writing to the Companies, declare the Notes or any of them, as the case may be, to be, and the Notes or any of them, as the case may be, shall thereupon be and become, immediately due and payable together with the Yield-Maintenance Premium, if any, with respect to each Term Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Companies, provided that the Yield-Maintenance Premium, if any, with respect to each Term Note shall be due and payable upon such declaration only if (x) such event is an Event of Default specified in any of clauses (a) through
     (f), inclusive, or (k) through (p), inclusive, of this Section 6.01,
     (y) Prudential shall have given to the Companies at least ten Business Days' written notice before such declaration stating its intention so to declare the Term Notes to be immediately due and payable and identifying one or more such Events of Default whose occurrence on or before the date of such notice permits such declaration and (z) one or more of the Events of Default so identified shall be continuing at the time of such declaration. If any Note shall have been declared to be due and payable pursuant to clause (ii) or (iii) above, any holder of any other Note may at anytime thereafter, regardless of whether any Event of Default shall at such time be continuing, by notice in writing to the Companies, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Premium, if any, with respect to each such Term Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Companies, provided that the Yield-Maintenance Premium, if any, with respect to each Term Note shall be due and payable upon any declaration pursuant to this Section 6.01 as provided in the foregoing.

          SECTION 6.02. Rescission of Defaults. If, at any time after the outstanding principal amount of the Notes shall have become due and payable pursuant to Section 6.01, and no judgment or decree for any amounts so becoming due and payable shall have been entered, (a) all amounts of principal and interest which shall have become due and payable in respect of all of the Notes otherwise than pursuant to Section 6.01 shall have been paid in full, together with interest on all such overdue principal and (to the extent permitted by applicable law) interest at the rate specified in such Note or Notes, and an amount sufficient to cover all costs and expenses of collection incurred by or on behalf of the Lenders (including counsel fees and expenses) and (b) every other Default (whether or not constituting an Event of Default) shall have been remedied or waived, then the Majority Lenders may, by written notice to the Companies, rescind and annul such acceleration and its consequences, but no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon, and no such rescission and annulment shall require Lenders to repay any interest, principal or premium actually received as a result of such acceleration.

          SECTION 6.03. Other Remedies. If any Event of Default or Default shall occur and be continuing, each Lender may proceed to protect and enforce its rights under this Agreement and the Operative Documents, as the case may be, by exercising such remedies as are available to them in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or the Operative Documents. No remedy conferred in this Agreement upon a Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now hereafter existing at law or in equity or by statute or otherwise.

          SECTION 1.02. Amendment and Restatement of Appendix A.
     Appendix A shall be amended and restated in full to read as the Appendix A attached hereto.


                       ARTICLE II

                  CONDITIONS PRECEDENT

          SECTION 2.01. Conditions of Effectiveness. This Amendment and Restatement shall become effective when, and only when, (a) King & Spalding shall have received counterparts of this Amendment and Restatement executed by each of the Dravo Parties and the Lenders and all of the following documents, each (unless otherwise indicated) being dated the date of receipt thereof by King & Spalding (which date shall be the same for all such documents), in form and substance satisfactory to the Lenders:

               (i) Copies of (A) all documents evidencing all requisite corporate action of each Dravo Party (including any and all resolutions of the Board of Directors of each Dravo Party) authorizing the execution, delivery and performance of this Amendment and Restatement and the matters contemplated hereby and thereby, (B) all documents evidencing all Governmental Approvals, if any, with respect to this Amendment and Restatement and the matters contemplated hereby and thereby, and (C) the certificate or articles of incorporation and by-laws of each Dravo Party.

               (ii) A good standing certificate issued by the Secretary of State of its incorporation for each Dravo Party, each dated as of a date not more than five days prior to the date hereof.

               (iii) A certificate of the Secretary or an Assistant Secretary of each Dravo Party certifying the names and true signatures of the officers authorized to sign this Amendment and Restatement on behalf of such Dravo Party and any other documents to be delivered by such Dravo Party hereunder.

               (iv) Amendment to the First Mortgage and Security
               Agreement, dated as of January 21, 1992, by Lime in favor of the Collateral Agent, recorded in Pendleton County, Kentucky, duly executed by Lime and the Collateral Agent.

               (v) A signed copy of a commitment for title insurance providing for a date-down endorsement to the title insurance policy issued by Commonwealth Land Title Insurance Company, Loan Policy Number E0835807, covering the land utilized by the Project in Pendleton County, Kentucky, containing such exceptions as the Lenders may determine to be acceptable.

               (vi) A Warranty Bill of Sale and Assignment, pursuant to which all of the personal property conveyed by Lime to Dravo Black River Limited Partnership (the "SPV") under the Warranty Bill of Sale and Assignment, dated as of August 1, 1994, by Lime to the SPV, is conveyed back to Lime, duly executed by Lime and the SPV.

               (vii) An Improvements Deed, pursuant to which all of the Improvements conveyed by Lime to the SPV under the Improvements Deed, dated as of August 1, 1994, by Lime to the SPV, are conveyed back to Lime, duly executed by Lime and the SPV.

               (viii) Financing Statements on Form UCC-1 covering the personal property conveyed under the Warranty Bill of Sale and Assignment delivered pursuant to clause (vi) above, to be filed in all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests of the Collateral Agent therein.

               (ix) A Termination of Ground Lease, pursuant to which the Ground Lease, dated as of August 1, 1994, between Lime and the SPV will be terminated of record, duly executed by Lime and the SPV.

               (x) A Termination of Easement Agreement, pursuant to which the Easement Agreement, dated as of August 1, 1994, between Lime and the SPV will be terminated of record, duly executed by Lime and the SPV.

               (xi) A Termination of Mortgage Subordination Agreement, pursuant to which the Mortgage Subordination Agreement, dated as of August 1, 1994, by the Collateral Agent in favor of the SPV will be terminated of record, duly executed by the Collateral Agent and the SPV.

               (xii) A favorable opinion of Buchanan Ingersoll, Professional Corporation, special counsel for the Dravo Parties, in form and substance satisfactory to the Lenders.

               (xiii) Such other documents, instruments, approvals (and, if required by the Agent, certified duplicates of executed copies thereof) or opinions as the Agent or any Lender may reasonably request.

          (b) The representations and warranties contained herein shall be true on and as of the date hereof; there shall exist on the date hereof, no Event of Default or Default; there shall exist no material adverse change in the financial condition, business operation or prospects of any Dravo Party or its Subsidiaries since December 31, 1994; and each Dravo Party shall have delivered to the Lenders an Officer's Certificate, dated the date hereof, to such effect.


                      ARTICLE III

             REPRESENTATIONS AND WARRANTIES

          SECTION 3.01. Representations and Warranties of the Dravo Parties. (a) Each of the Dravo Parties hereby repeats and confirms each of the representations and warranties made by it in Article VII of the Override Agreement as though made on and as of the date hereof, with each reference therein to "this Agreement", the "Operative Documents", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Override Agreement, as amended hereby.

          (b) Each of the Dravo Parties further represents and warrants as follows:

               (i) Such Dravo Party and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

               (ii) The execution, delivery and performance by such Dravo Party of this Amendment and Restatement are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) such Dravo Party's charter or by-laws, (B) law or (C) any legal or contractual restriction binding on or affecting such Dravo Party; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

               (iii) No Governmental Approval is required for the due execution, delivery and performance by such Dravo Party of this Amendment, except for such Governmental Approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

               (iv) This Amendment and Restatement constitutes the legal, valid and binding obligations of such Dravo Party enforceable against such Dravo Party in accordance with its terms; subject to the qualifications, however, that the enforcement of the rights and remedies herein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and that the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought.

               (v) Except as set forth in the Form 10-Q dated September 30, 1995, there are no pending or threatened actions, suits or proceedings affecting such Dravo Party or any of its Subsidiaries or the properties of such Dravo Party or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of such Dravo Party and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Override Agreement or any other Operative Document, as amended hereby.

            [Signatures Begin on Next Page.]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment and Restatement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                              FIRST ALABAMA BANK



                              By: /s/ PETER P. GAILLARD
                              Name: Peter P. Gaillard
                              Title: Senior Vice President


                              PNC BANK, NATIONAL
                                ASSOCIATION (f/k/a Pittsburgh
                                National Bank)



                              By:/s/ DALE A. STEIN
                              Name: Dale A. Stein
                              Title: Vice President


                              BANK OF AMERICA ILLINOIS



                              By:/s/ MICHAEL J. MCKENNEY
                              Name: Michale J. McKenney
                              Title: Vice President

                         THE PRUDENTIAL INSURANCE
                                COMPANY OF AMERICA



                              By:/s/ KEVIN J. KRASKA
                              Name: Kevin J. Kraska
                              Title: Vice President


                              DRAVO CORPORATION



                              By:/s/ ERNEST F. LADD III
                              Name: Ernest F. Ladd III
                              Title: Executive Vice President


                              DRAVO LIME COMPANY



                              By:/s/ ERNEST F. LADD III
                              Name: Ernest F. Ladd III
                              Title: Executive Vice President


                              DRAVO BASIC MATERIALS
                              COMPANY, INC.



                              By:/s/ ERNEST F. LADD III
                              Name: Ernest F. Ladd III
                              Title: Executive Vice President